Exhibit g (xii)

Letter Agreement to the Amended and Restated Custodian Agreement adding Target Managed Allocation Fund and Global Equity Income Fund

State Street Bank and Trust Company

1 Iron Street

5th Floor

Boston, MA 02210

Attention: Steven Smirnoudis

Re:	USAA Mutual Funds Trust (Trust)

Ladies and Gentlemen:

Please be advised that the Trust has established two new series of its shares to be known as the USAA Target Managed Allocation Fund and USAA Global Equity Income Fund.

In accordance with Section 18 of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (Custodian) (Custodian Agreement), the Trust hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the USAA Target Managed Allocation Fund and USAA Global Equity Income Fund as provided in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

USAA MUTUAL FUNDS TRUST
on behalf of:
USAA Target Managed Allocation Fund and USAA Global Equity Income Fund

By:	/S/ JAMES G. WHETZEL
Name:	James G. Whetzel
Title:	Secretary

Agreed and Accepted:

STATE STREEQANK AN TRUST COMPANY

By:	/S/ GUNJAN KEDIA
Name:	Gunjan Kedia
Title:	Executive Vice President

Effective Date:	August 7, 2015